Exhibit 99.1

For Release:	July 20, 2006
Media Contact:	Bethany Sherman, NASDAQ
212.401.8714
Investor Contact:	Vincent Palmiere, NASDAQ
212.401.8742
Jody Burfening/Carolyn Capaccio
Lippert/Heilshorn & Associates
212.838.3777

NASDAQ ANNOUNCES SECOND QUARTER 2006 RESULTS

- GROSS MARGIN INCREASES FOR SEVENTH CONSECUTIVE QUARTER -

New York, N.Y.—The Nasdaq Stock Market, Inc. (“NASDAQ®”; Nasdaq: NDAQ), today reported second quarter 2006 net income of $16.6 million, or $0.13 per diluted share versus $14.0 million or $0.13 per diluted share in the second quarter of 2005, and $18.0 million or $0.16 per diluted share in the first quarter of 2006.

Second quarter 2006 results include the following pre-tax items:

•	$20.9 million in charges related to the early extinguishment of debt and the refinancing of a credit facility, both realized in connection with NASDAQ’s investment in the London Stock Exchange.

•	$17.9 million in charges associated with NASDAQ’s cost reduction program and INET integration.

•	An $8.2 million foreign currency gain associated with NASDAQ’s investment in the London Stock Exchange.

•	$9.2 million of dividend income related to the payment of an ordinary dividend by the London Stock Exchange. NASDAQ’s investment in the London Stock Exchange is accounted for in accordance with Financial Accounting Standard No. 115, Accounting for Certain Investments in Debt and Equity Securities (“FAS 115”).

The impact of these items on net income was $13.0 million or $0.09 per diluted share.

Gross margin, representing total revenues less cost of revenues, was $171.1 million in the second quarter of 2006, an increase of 31.2% from $130.4 million in the year-ago period, and an increase of 5.6% from $162.0 million in the first quarter of 2006. Second quarter 2006 represents the seventh consecutive quarter of gross margin growth.

NASDAQ’s Chief Executive Officer, Robert Greifeld commented, “Solid execution of our growth strategy throughout the organization drove NASDAQ’s strong top line performance. During the quarter our trading systems continued to handle more market share and we further increased our potential for future growth through the introduction of new products and services such as the Global Select Market, the IPO Cross, and NASDAQ Market Velocity. This continued progress enhances our already strong competitive position. Looking into the second half of 2006, we are maintaining our consistent focus on innovation and execution that anticipates and responds to the needs of our customers.”

Recent Highlights

•	Recently achieved a new single day high in trading NYSE-listed stocks, with 11.8% matched market share on July 19, 2006. Matched market share for NYSE-listed stocks increased in the second quarter 2006 to 8.3%, up from 7.0% in the first quarter 2006. Matched market share for AMEX-listed stocks increased to 24.8% in the second quarter 2006, up from 22.3% in the prior quarter.

•	Made an investment in the London Stock Exchange resulting in the ownership of 25.3% of outstanding shares.

•	Received SEC approval of NASDAQ’s phased approach to Exchange Operation. NASDAQ plans to become operational as an exchange in NASDAQ-listed securities on August 1, 2006, and in other exchange-listed securities after September 1, 2006.

•	Launched the NASDAQ Global Select Market, a new listing tier with the highest initial listing standards in the world; and launched a corresponding index to track the new tier.

•	Recorded a record in the Closing Cross on June 30th through the calculation of the entire family of Russell indexes during its annual reconstitution. Approximately 690.8 million shares representing $10.5 billion were executed in 5.1 seconds.

•	Launched the IPO Cross, an automated trading facility designed to provide a fair and transparent executions process to trade IPOs based on supply and demand.

•	Unveiled NASDAQ Market Velocity, a proprietary, real-time data product that detects “noise” in NASDAQ stocks and alerts traders to events before they affect price and volume information. NASDAQ Market Velocity is part of NASDAQ Market Analytix(™), a package of data products that provides new levels of transparency to trading activity in NASDAQ systems.

•	Agreed to acquire PrimeZone Media Network, a privately held press release newswire and multimedia services firm, enhancing NASDAQ’s investor relations and corporate communications suite.

Charges Associated with NASDAQ’s Cost Reduction Program and INET Integration

As mentioned above, included in total expenses for the second quarter 2006 are pre-tax charges of $17.9 million relating to NASDAQ’s continuing efforts to reduce operating expenses and improve the efficiency of its operations, as well as to integrate the INET ECN. These charges include:

•	Technology Review - NASDAQ recorded expenses of $9.9 million in the quarter associated with its technology review, in which it changed the estimated useful life of some assets as it migrates to lower cost operating platforms and processes.

•	Workforce Reductions - NASDAQ recorded charges of $2.6 million in the quarter for severance and outplacement costs.

•	Real Estate - NASDAQ recorded charges of $5.4 million in the quarter as part of its real estate consolidation plans.

2006 Outlook

NASDAQ is raising guidance for the full-year 2006:

•	Net income in the range of $68.0 million to $78.0 million for the year, including the impact of charges associated with NASDAQ’s cost reduction program, INET integration, and losses on extinguishment of debt noted below.

•	Gross margin in the range of $645.0 million to $655.0 million.

•	Total expenses in the range of $475.0 million to $485.0 million.

2006 total expense projections include approximately $60.0 million to $70.0 million of pre-tax charges associated with NASDAQ’s continuing cost reduction efforts and INET integration. Also included are charges realized in the second quarter related to our investment in the London Stock Exchange. These charges include:

•	Approximately $36.0 million to $42.0 million in charges primarily related to NASDAQ’s decision to migrate to less expensive technology operating platforms.

•	Approximately $5.0 million to $7.0 million in non-cash charges related to NASDAQ’s plans to exit certain real estate facilities.

•	Approximately $6.0 million to $8.0 million in severance expenses associated with NASDAQ’s plans for workforce reductions.

•	The previously mentioned $20.9 million charge and $8.2 million foreign currency gain related to our investment in the London Stock Exchange.

NASDAQ’s Chief Financial Officer, David Warren, commented, “As this quarter’s results clearly demonstrate, our business fundamentals remain strong as we grew revenue while driving down core operating expenses. As a result our operating income has improved when compared to both prior year and the first quarter. Excluding non-recurring charges, NASDAQ’s operating income improved 21% from the first quarter 2006 and 69% when compared to second quarter 2005. The INET integration and our systems migration to a single book remain on schedule and we remain confident of achieving all of our milestones. Our execution to date and our confidence leads us to increase our 2006 outlook for both gross margin and net income.”

Q2 Financial Review

Total Revenues and Gross Margin–Gross margin increased 31.2% in the second quarter to $171.1 million, up from $130.4 million in the year-ago quarter, and increased 5.6% from $162.0 million in the first quarter of 2006.

Market Services

Market Services gross margin increased to $107.7 million or 45.0% from prior year.

	Three Months Ended			% Variance from
	June 30 2006	Mar. 31 2006	June 30 2005	Prior quarter	Prior year
	(in millions)
NASDAQ Market Center
Execution and trade reporting revenues	$291.4	$286.1	$116.2	1.9%	NM
Access services revenues	13.1	12.3	20.3	6.5%	(35.5)%
Tape fee revenue sharing	(5.3)	(5.3)	(2.4)	—	NM
NASDAQ General Revenue Sharing Program	(0.1)	(0.1)	(0.1)	—	—

Total NASDAQ Market Center revenues	299.1	293.0	134.0	2.1%	NM
Cost of revenues
Liquidity rebates	(170.6)	(167.2)	(69.2)	2.0%	NM
Brokerage, clearance and exchange fees	(69.3)	(67.0)	(20.1)	3.4%	NM

Total cost of revenues	(239.9)	(234.2)	(89.3)	2.4%	NM

Gross margin from NASDAQ Market Center	59.2	58.8	44.7	0.7%	32.4%
NASDAQ Market Services Subscriptions
Revenues	48.7	52.1	46.0	(6.5)%	5.9%
NASDAQ General Revenue Sharing Program	(2.6)	(2.9)	(1.2)	(10.3)%	NM
UTP Plan revenue sharing	(6.2)	(13.7)	(19.6)	(54.7)%	(68.4)%

Total NASDAQ Market Services Subscription revenues	39.9	35.5	25.2	12.4%	58.3%

Other Market Services revenues	8.6	8.6	4.4	—	95.5%

Gross Margin from Market Services	$107.7	$102.9	$74.3	4.7%	45.0%

NM – Not meaningful. Denotes variances equal to or greater than 100%

•	NASDAQ Market Center gross margin increased from prior year primarily due to the inclusion of INET results, increases in average daily trading volume, and increases in trade execution market share for NYSE- and AMEX-listed equities. Access services revenue declined from prior year due to the retirement of legacy products in December 2005.

•	Market Services Subscriptions revenues increased from prior year as less data revenue was shared under the UTP Plan. NASDAQ’s UTP market share increased primarily due to the INET acquisition which resulted in INET trades being reported to NASDAQ. Also contributing to the decrease in UTP shared revenue was the removal of NQDS from the UTP Plan, which was approved in the second quarter of 2006 but became effective February 7, 2006. NASDAQ reclaimed shared revenues from the effective date through March 31, 2006 and recorded an adjustment of approximately $1.3 million in the second quarter of 2006. Increases in sales of proprietary data products also contributed to improvements of Market Services Subscriptions revenue for the quarter.

•	Other Market Services revenues increased from the prior year due primarily to payments made under a contract between NASD and NASDAQ for the operations of the Over-the-Counter Bulletin Board (OTCBB), which took effect on October 1, 2005.

Issuer Services

During the quarter Issuer Services revenues increased 13.0% to $63.4 million from prior year.

	Three Months Ended			% Variance from
	June 30 2006	Mar. 31 2006	June 30 2005	Prior quarter	Prior year
	(in millions)
Corporate Client Group
Annual renewal fees	$26.9	$25.8	$26.7	4.3%	0.7%
Listing of additional shares fees	9.2	8.9	9.5	3.4%	(3.2)%
Initial listing fees	6.0	6.4	7.5	(6.3)%	(20.0)%
Corporate Client services	10.2	7.6	2.3	34.2%	NM

Total Corporate Client Group revenues	52.3	48.7	46.0	7.4%	13.7%

NASDAQ Financial Products
Licensing revenues	9.7	9.0	9.1	7.8%	6.6%
Other revenues	1.4	1.2	1.0	16.7%	40.0%

Total NASDAQ Financial Products revenues	11.1	10.2	10.1	8.8%	9.9%

Total Issuer Services revenues	$63.4	$58.9	$56.1	7.6%	13.0%

NM – Not meaningful. Denotes variances equal to or greater than 100%

•	Corporate Client Group revenue increased from prior year driven by revenues generated from recent acquisitions including Carpenter Moore and Shareholder.com.

•	NASDAQ Financial Products licensing revenue increased from the prior year due to higher volume activity for both derivative and third party products as well as increases in third party assets under management.

Total Expenses - Total expenses increased 29.5% to $134.8 million from $104.1 million in the year-ago quarter and increased 12.1% from $120.2 million in the prior quarter. Second quarter 2006 expenses increased as a result of $30.6 million of pre-tax items noted above, including the early extinguishment of debt, the refinancing of a credit facility, the foreign currency gain, and costs associated with the continuing INET integration and cost reduction activities. Similar charges relating to the INET integration and cost reduction activities were included in previous quarters, including $5.9 million in the second quarter of 2005 and $13.6 million in the first quarter of 2006.

Earnings Per Share

As stated above, second quarter earnings per diluted share were $0.13 versus $0.16 in the first quarter of 2006 and $0.13 per diluted share in the year-ago quarter. During the second quarter NASDAQ completed a common stock offering in which it sold 18.5 million shares and used the proceeds to pay down debt incurred to purchase a stake in the London Stock Exchange. NASDAQ’s weighted average shares outstanding used to calculate diluted earnings per share was 145.2 million in the quarter versus 109.9 million in the year ago quarter and 128.0 million in the first quarter 2006. The increase from last year is due primarily to the full quarter dilutive impact of the convertible notes and related warrants issued in April 2005 as part of the acquisition of INET ECN, and to the shares issued in NASDAQ’s 2006 equity offerings.

NASDAQ® is the largest electronic equity securities market in the United States. With approximately 3,200 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to category-defining companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology industries. For more information about NASDAQ, visit the NASDAQ Web site at www.nasdaq.com or the NASDAQ NewsroomSM at www.nasdaqnews.com. NDAQF

Cautionary Note Regarding Forward-Looking Statements

The matters described herein may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. The NASDAQ Stock Market, Inc. cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. These forward-looking statements include projections which have not been reviewed by independent auditors of NASDAQ. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ’s control. These factors include, but are not limited to, NASDAQ’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in NASDAQ’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. In addition, these statements are based on a number of assumptions that are subject to change. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by NASDAQ that the projections will prove to be correct. We undertake no obligation to release any revisions to any forward-looking statements.

(tables follow)

(income statement)

(market statistics)

(balance sheet)

(non-GAAP calculation of operating income)

The Nasdaq Stock Market, Inc.

Unaudited Condensed Consolidated Statements of Income

(in millions, except per share amounts and other drivers)

	Three Months Ended			Six Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Revenues
Market Services	$347.6	$337.1	$163.6	$684.9	$288.7
Issuer Services	63.4	58.9	56.1	122.3	110.9
Other	—	0.2	—	0.2	0.2

Total revenues	411.0	396.2	219.7	807.4	399.8
Cost of revenues
Liquidity rebates	(170.6)	(167.2)	(69.2)	(337.8)	(104.5)
Brokerage, clearance and exchange fees	(69.3)	(67.0)	(20.1)	(136.5)	(38.6)

Total cost of revenues	(239.9)	(234.2)	(89.3)	(474.3)	(143.1)

Gross margin	171.1	162.0	130.4	333.1	256.7

Expenses
Compensation and benefits	48.0	48.9	36.9	96.9	74.2
Marketing and advertising	3.8	5.0	2.0	8.9	3.4
Depreciation and amortization	21.5	24.5	14.9	46.0	33.1
Professional and contract services	7.3	8.9	7.0	16.2	14.0
Computer operations and data communications	10.3	10.0	15.9	20.2	32.1
Provision for bad debts	1.8	—	(0.7)	1.9	(0.2)
Occupancy	8.2	8.0	7.1	16.2	14.2
General and administrative	24.8	6.8	10.6	31.5	16.0

Total direct expenses	125.7	112.1	93.7	237.8	186.8
Support costs from related parties, net	9.1	8.1	10.4	17.2	20.8

Total expenses	134.8	120.2	104.1	255.0	207.6

Operating income	36.3	41.8	26.3	78.1	49.1
Interest income	6.3	4.5	3.1	10.8	4.5
Interest expense	(24.4)	(16.4)	(4.6)	(40.9)	(7.5)
Dividend income	9.2	—	—	9.2	—
Minority interest	0.3	0.1	—	0.5	—

Income before income taxes	27.7	30.0	24.8	57.7	46.1
Income tax provision	11.1	12.0	10.8	23.1	19.4

Net income	$16.6	$18.0	$14.0	$34.6	$26.7

Net income applicable to common stockholders:
Net income	$16.6	$18.0	$14.0	$36.4	$26.7
Preferred stock:
Dividends declared	—	(0.4)	(0.8)	(0.4)	(1.8)
Accretion of preferred stock	—	(0.3)	(1.5)	(0.3)	(2.3)

Net income applicable to common stockholders	$16.6	$17.3	$11.7	$33.9	$22.6

Basic and diluted earnings per share:
Basic	$0.16	$0.20	$0.15	$0.35	$0.28

Diluted	$0.13	$0.16	$0.13	$0.28	$0.26

Weighted average common shares outstanding for earnings per share:
Basic	105.2	87.9	79.4	96.6	79.2
Diluted	145.2	128.0	109.9	137.0	101.0

Other Drivers
Average daily share volume in NASDAQ-listed securities (in millions)	2,142	2,122	1,781	2,132	1,890
Percentage of share volume of NASDAQ-listed securities reported to The NASDAQ Market Center	77.8%	74.5%	55.7%	78.9%	55.3%
Percentage of share volume of NYSE-listed securities reported to The NASDAQ Market Center	22.7%	21.3%	15.6%	22.4%	15.3%
Percentage of share volume of AMEX-listed securities reported to The NASDAQ Market Center	46.1%	42.1%	32.4%	45.1%	31.9%
Initial Public Offerings	35	30	25	65	45
Secondary Offerings	54	69	50	123	95
Number of listed companies	3,205	3,191	3,241	3,205	3,241

The Nasdaq Stock Market, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	June 30, 2006	December 31, 2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$488.8	$165.2
Available-for-sale investments, at fair value	1,215.5	179.4
Receivables, net	234.5	207.6
Deferred tax assets	14.3	10.0
Other current assets	35.5	34.8

Total current assets	1,988.6	597.0
Property and equipment:
Assets held-for-sale	30.7	—
Land, buildings and improvements	0.9	60.9
Data processing equipment and software	180.6	180.0
Furniture, equipment and leasehold improvements	105.0	115.6

	317.2	356.5
Less accumulated depreciation and amortization	(222.9)	(233.9)

Total property and equipment, net	94.3	122.6
Non-current deferred tax assets	124.3	133.3
Goodwill	988.3	961.9
Intangible assets, net	207.3	215.5
Other assets	12.4	16.5

Total assets	$3,415.2	$2,046.8

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$112.1	$118.9
Accrued personnel costs	36.2	55.3
Deferred revenue	114.9	53.6
Other accrued liabilities	56.5	61.8
Current portion of debt obligations	11.8	7.5
Payables to related parties	9.8	28.2

Total current liabilities	341.3	325.3
Debt obligations	1,612.6	1,184.9
Accrued pension costs	24.6	25.8
Non-current deferred tax liabilities	89.2	95.2
Non-current deferred revenue	98.6	92.0
Other liabilities	69.6	69.6

Total liabilities	2,235.9	1,792.8
Minority interest	0.5	1.0

Stockholders' equity
Common stock	1.3	1.3
Preferred stock, Series D at June 30, 2006 and December 31, 2005 and Series C at December 31, 2005	—	95.0
Additional paid-in capital	1,039.3	383.7
Common stock in treasury, at cost	(249.6)	(613.4)
Accumulated other comprehensive loss	(31.9)	(1.3)
Deferred stock compensation	—	(4.9)
Common stock issuable	—	6.8
Retained earnings	419.7	385.8

Total stockholders' equity	1,178.8	253.0

Total liabilities, minority interest and stockholders' equity	$3,415.2	$2,046.8

The Nasdaq Stock Market, Inc.

Non-GAAP Calculation of Operating Income

(in millions)

(unaudited)

	Three Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005
GAAP Operating Income:	$36.3	$41.8	$26.3
Adjustments:
Loss on early extinguishment of debt and the refinancing of a credit facility	20.9	—	7.4
Cost reduction program and INET integration charges	17.9	13.6	5.9
Foreign currency gain associated with investment in London Stock Exchange	(8.2)	—	—

Total Adjustments	30.6	13.6	13.3

Non-GAAP Operating Income	$66.9	$55.4	$39.6

Note:    In addition to disclosing results in accordance with GAAP, NASDAQ has also disclosed a Non-GAAP measure of operating income. Management believes this Non-GAAP measure of operating income is useful to investors because it shows a truer picture of our actual operating performance this quarter.

The Non-GAAP information may not be comparable to other companies and should not be viewed as a substitute for or superior to operating income or other data prepared in accordance with GAAP.